SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A-2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FSI INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1223238

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3455 Lyman Boulevard Chaska, Minnesota	55318

(Address of principal executive offices)	(Zip Code)

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective and is effective pursuant to General Instruction A.(c), check the following box.

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

     Securities Act registration statement file number to which this form relates (if applicable): N/A

Title of each class to be so registered	Name of each exchange on which each class is to be registered

N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights (Title of Class)

                         This Form 8-A/A-2 amends and supplements the Form 8-A filed by FSI International, Inc. (“FSI”) with the Securities and Exchange Commission (the “SEC”) on June 5, 1997 and as amended by Form 8-A/A-1 filed by FSI with the SEC on April 16, 1998, with respect to the Preferred Share Purchase Rights.

Item 1.        Description of Registrant’s Securities to be Registered.

                          Effective April 3, 2002, FSI amended its Rights Agreement dated as of May 22, 1997, as amended on March 26, 1998 and March 9, 2000, by and between FSI and Harris Trust and Savings Bank, as Rights Agent (the “Rights Agreement”), to permit the Whitman Funds (as defined in the Rights Agreement) to beneficially own, in the aggregate, in certain instances more than 15% but less than 22% of FSI’s common stock without becoming an “Acquired Person” (as defined in the Rights Agreement).

                          The foregoing summary of the amendment is not complete and is qualified in its entirety by reference to the Third Amendment to Rights Agreement, a copy of which is attached as an exhibit hereto and incorporated herein by reference.

Item 2.        Exhibits.

1.	Third Amendment to Rights Agreement, dated April 3, 2002, by and between FSI and Harris Trust and Savings Bank, as Rights Agent. (Filed Herewith)

2.	Second Amendment to Rights Agreement, dated as of March 9, 2000, by and between FSI and Harris Trust and Savings Bank, as Rights Agent. (1)

(1)	Incorporated by reference to Exhibit 4.4 to FSI’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 27, 2000 (SEC File No. 0-17276).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FSI INTERNATIONAL, INC.

Dated:	April 9, 2002	By:	/s/ Patricia M. Hollister Patricia M. Hollister Its: Chief Financial Officer and Assistant Secretary

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